Exhibit 23.1

TBPE REGISTERED ENGINEERING FIRM F-1580 621 SEVENTEENTH STREET SUITE 1550DENVER, COLORADO 80293	FAX (303) 623-4258 TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Arête Industries, Inc. for the year ended December 31, 2013. We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from Arête Industries, Inc.’s oil and gas reserves as of December 31, 2013, and to the inclusion of our report dated April 4, 2014 as an exhibit to the Annual Report on Form 10-K of Arête Industries, Inc. for the year ended December 31, 2013.

\s\ Ryder Scott Company L.P.
RYDER SCOTT COMPANY, L.P

Denver, Colorado

April 15, 2015